Exhibit 99.1

Socket Media Contact:
Krista Rogers
Marketing Communications Specialist
(510) 933-3055
krista@socketmobile.com

Socket Investor Contact:	Investor Relations Contact:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 933-3035	(323) 468-2300
dave@socketmobile.com	sckt@mkr-group.com

Socket Mobile Reports Second Quarter 2010 Financial Results
Handheld computer sales up 19% sequentially; 48% of Q2 revenue

NEWARK, Calif., - July 22, 2010 - Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity products, today reported financial results for the 2010 second quarter ended June 30, 2010.

Revenue for the second quarter of 2010 was $3.7 million, compared to revenue of $4.1 million for the same quarter a year ago and $3.8 million in the immediately preceding quarter. Net loss for the second quarter of 2010 was $575,000, or a loss of $0.15 per share, compared to a net loss of $945,000, or a loss of $0.27 per share, in the second quarter of 2009 and a net loss of $1,039,000, or a loss of $0.27 per share, in the immediately preceding quarter. The portion of the net loss attributable to stock option expensing in the second quarter of 2010 was $155,000, or $0.04 per share, compared to $167,000, or $0.05 per share, in the second quarter of 2009 and $165,000, or $0.04 per share, in the immediately preceding quarter.

Operating expenses for the second quarter of 2010 were $2.0 million, a decrease of 22 percent compared to operating expenses of $2.6 million for the same quarter a year ago, and a decrease of 22 percent compared to $2.6 million in the immediately preceding quarter.

Cash and cash equivalents were approximately $2.0 million at June 30, 2010, compared to $2.0 million at March 31, 2010 and $1.9 million at December 31, 2009.

Kevin Mills, president and chief executive officer, commented, "Our SoMo 650 handheld computer continues to gain increasing customer acceptance and traction in the business mobility market and generated record sales in the second quarter. Handheld computer sales were up 19 percent over the previous quarter and up 9 percent over the second quarter a year ago, and represented 48 percent of our second quarter revenues.

"Our second quarter results reflect the slower economy and resulting slower pace of business purchases and deployments of mobile solutions. Our newest 2D barcode scanner Model 7X introduced during the first quarter, compatible for use with many mobile phones and tablets including the latest versions of the popular iPad, iPod touch and iPhone products, generated nearly 3% of our revenue in the quarter. Earlier this week we announced our 7 series family of laser-based barcode scanning products which enables us to support many mobile phones and tablets including the Blackberry from Research In Motion has been upgraded to the same level of compatibility. The laser-based barcode scanning products will be available for Apple customers later this quarter, and will provide a variety of pricing and performance options for barcode scanning with mobile solutions."

For the six months ended June 30, 2010, revenue was $7.5 million, compared to $8.9 million in the year ago period. Net loss was $1.6 million, or a loss of $0.43 per share, compared to a net loss of $1.7 million, or a loss of $0.50 per share for the same period one year ago. Included in the 2010 net loss were expenses relating to the expensing of stock options of $320,000 ($0.08 per share) for the six months ended June 30, 2010, compared to $320,000 ($0.10 per share) for the six months ended June 30, 2009.

Conference Call

Management of Socket will hold a conference call and web cast today at 2 P.M. PT to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 353868#. The call will also be carried live and available via replay through a link on Socket's website at www.socketmobile.com. From the home page, choose "About Socket"/"Investor Relations"/"Conference Calls and Events." A transcript will be posted within a few days of the call.

About Socket Mobile, Inc.

With more than 15 years of experience in the Automatic Identification and Data Capture market, Socket makes mobile computing and productivity work. The company offers a family of handheld computers and an extensive portfolio of AIDC peripherals designed specifically for business mobility deployments and to enable productivity increases and drive operational efficiencies in healthcare, hospitality and other vertical markets. The company also offers OEM solutions. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com. Follow Socket on Twitter at http://twitter.com/socketmobile.

Socket is a registered trademark of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners.© 2010, Socket Mobile, Inc. All rights reserved.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer, data collection and OEM products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute our products or may not be successful in doing so, the risk that acceptance of our products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

--Financial tables to follow--

Socket Mobile, Inc. Summary Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenue	$ 3,654	$ 4,143	$ 7,461	$ 8,915
Cost of revenue	2,149	2,428	4,351	4,975
Gross profit	1,505	1,715	3,110	3,940
Gross profit percent	41%	41%	42%	44%
Research and development	559	727	1,240	1,503
Sales and marketing	960	1,309	2,199	2,723
General and administrative	492	549	1,153	1,191
Amortization of intangibles	15	15	30	47
Total operating expenses	2,026	2,600	4,622	5,464
Interest (income) expense, net	54	52	102	117
Deferred tax provision	---	8	---	16
Net loss	$ (575)	$ (945)	$ (1,614)	$ (1,657)
Basic and diluted net loss per share	$ (0.15)	$ (0.27)	$ (0.43)	$ (0.50)
Weighted average shares outstanding: Basic and diluted	3,794	3,444	3,791	3,337

Socket Mobile, Inc. Condensed Summary Balance Sheets (Amounts in Thousands)
	June 30, 2010 (Unaudited)	December 31, 2009*
Cash	$ 1,992	$ 1,940
Accounts receivable	1,866	1,660
Inventories	1,597	2,044
Other current assets	469	415
Property and equipment, net	653	787
Goodwill	4,427	4,427
Intangible technology	240	270
Other assets	185	200
Total assets	$ 11,429	$ 11,743

Accounts payable and accrued liabilities	$ 4,496	$ 3,709
Bank line of credit	1,145	1,002
Deferred income on shipments to distributors	964	918
Deferred service revenue	601	587
Other liabilities	119	139
Common stock	56,524	56,194
Accumulated deficit	(52,420)	(50,806)
Total Liabilities and Equity	$ 11,429	$ 11,743
*Derived from audited financial statements.

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